FirstEnergy Generation Corp.                                                      EXHIBIT 10.5
FERC Electric Tariff, Original Volume No. 1
Service Agreement No. 2

[Execution Copy]

GENCO POWER SUPPLY AGREEMENT

Between FirstEnergy Generation Corp., Seller
and
FirstEnergy Solutions Corp., Buyer

This GENCO Power Supply Agreement ("Agreement") dated October 14, 2005 is made by and between FirstEnergy Generation Corp., ("Genco" or "Seller"), and FirstEnergy Solutions Corp. ("Solutions" or "Buyer"). Genco and Solutions may be identified collectively as "Parties" or individually as a "Party." This Agreement is entered into in connection with the transfer of ownership of The Cleveland Electric Illuminating Company, Ohio Edison Company, Pennsylvania Power Company, and The Toledo Edison Company’s fossil and pumped storage generation assets to Genco.

WHEREAS, Seller is a generation only company that owns, operates and leases fossil and pumped storage generation assets; and

WHEREAS, Seller is engaged exclusively in the business of owning and operating this generation and selling Power at wholesale, and

WHEREAS, Seller is a wholly owned subsidiary of Solutions; and

WHEREAS, Buyer desires to obtain the entire electric output of the generating plants owned by Genco as described in Exhibit C (collectively, the “Genco Facilities”), pursuant to the rates, terms and conditions set forth herein.

It is agreed as follows:

I.  TERM

The sale and purchase of Power pursuant to this Agreement shall begin on December 1, 2005, or such later effective date authorized by the FERC, for an initial term ending December 31, 2010. This Agreement shall remain in effect from year to year thereafter unless terminated by either Party upon at least sixty days written notice prior to the end of the calendar year.

Issued by: Donald R. Schneider, President                                                  Effective Date:
Issued on: October 14, 2005                                                           December 1, 2005

II. SALE AND PURCHASE OF CAPACITY AND ENERGY

A.
Seller shall make available to Buyer all of the Capacity, Energy, Ancillary Services, Emission Allowances, and Renewable Energy Attributes, if any, which are available from the Genco Facilities and Buyer shall purchase and pay for such Capacity, Energy, Ancillary Services, Emission Allowances and Renewable Energy Attributes in accordance with the terms of this Agreement. Seller shall make firm Capacity, Energy, and Ancillary Services available at the Delivery Points. Buyer shall arrange and will be responsible for all transmission, congestion costs, losses, and related services at and from the Delivery Points. The Capacity, Energy, Ancillary Services, Emission Allowances and Renewable Energy Attributes supplied by Seller are collectively referred to as Buyer's "Power Supply Requirements." Electric Capacity and Energy supplied shall be sixty-hertz, three phase alternating current. The Power Supply Requirements will be provided in accordance with Good Utility Practice, and where applicable, the provisions of the applicable Transmission Provider OATT, and the requirements of the FERC.

B.
Genco will operate and maintain the Genco Facilities in accordance with Good Utility Practice, the applicable requirements of the FERC, NERC, Electric Reliability Organization, as well as the requirements of the regional reliability councils or Regional Entity and Regional Transmission Organizations where the Genco Facilities are located.

III. SCHEDULING AND SYSTEM PLANNING

A.
In order for Solutions to be able to plan adequately to market and sell all of the Capacity, Energy, Ancillary Services, Emission Allowances and Renewable Energy Attributes available from the Genco Facilities, Genco shall notify Solutions on or before November 1 of each year during the term of this Agreement of the amount of Capacity, Energy, Ancillary Services, Emission Allowances and Renewable Energy Attributes it expects to have available for each day in each month of the next calendar year. The information provided in this notification shall include, but not be limited to, the time and expected duration of any planned outage of the Genco Facilities.

B.
Genco shall update its annual forecast of available Capacity, Energy, Ancillary Services, Emission Allowances, and Renewable Energy Attributes for any change or expected changed in the operation of Genco Facilities that would materially affect the annual forecast provided to Solutions. Genco shall provide the updated forecast to Solutions for any full month(s) remaining in the calendar year within thirty days of becoming aware of the change or expected change in the operation of the Genco Facilities.

C.
Genco will supply Solutions, upon request, any such information as is necessary to meet the requirements of the applicable Transmission Provider OATT, the FERC, NERC, Electric Reliability Organization, regional reliability council, Regional Entity or Government Authority.

IV. PRICE

Seller shall charge, and Buyer shall pay, for Buyer's Power Supply Requirements, as follows on a monthly basis.

A. Charges

Buyer will pay Seller the Monthly Charge under the formula set forth in Exhibit A for the Power Supply Requirements available from the Genco Facilities identified in Exhibit C.

B. Billing and Payment

Unless otherwise specifically agreed upon by the Parties, the calendar month shall be the standard period for all billings and payments under this Agreement. As soon as practicable after the end of each month, the Seller will render an invoice to Buyer for the amounts due for Power Supply Requirements for the preceding month. Payment shall be due and payable within ten days of receipt of the invoice or, if such day is not a Business Day, then on the next Business Day. Buyer will make payments by electronic funds transfer or by other mutually agreeable method(s) to the account designated by Seller. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate until the date of payment in full.

C. Records

Each Party shall keep complete and accurate records of its operations under this Agreement and shall maintain such data as may be necessary to determine the reasonableness and accuracy of all relevant data, estimates, payments or invoices submitted by or to it hereunder. All records regarding this Agreement shall be maintained for a period of three years from the date of the invoice or payment, or for such longer period as may be required by law.

D. Audit and Adjustment Rights

Buyer shall have the right, at its own expense and during normal business hours, to audit the accounts and records of Seller that reasonably relate to the provision of service under this Agreement. If the audit reveals an inaccuracy in an invoice, the necessary adjustment in such invoice and the payments therefor will be promptly made. No adjustment will be made for any invoice or payment made more than one year from rendition thereof. This provision shall survive the termination of this Agreement for a period of one year from the date of termination for the purpose of such invoice and payment objections. To the extent that audited information includes Confidential Information, the Buyer shall keep all such information confidential under Section VII.C.

E. Section 205 Rights

Nothing contained herein shall be construed as affecting in any way the right of the Party furnishing service under this Agreement to unilaterally make application to the FERC for a change in rates under Section 205 of the Federal Power Act and pursuant to the FERC's Rules and Regulations thereunder. Provided, however, that nonrate terms and conditions may be amended only by a written agreement signed by the Parties.

V. METERING

Generation metering shall be installed, operated and maintained in accordance with the applicable generator interconnection agreements between the Genco, Transmission Provider, and Transmission Owner. Metering between control areas shall be handled in accordance with the applicable Transmission Provider OATT. Retail metering shall be provided in accordance with applicable state law. Nothing in this Agreement requires Seller or Buyer to install new metering facilities.

VI. NOTICES

All notices, requests, statements or payments shall be made as specified below. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed to have been received at the close of the next Business Day). Notice by overnight mail or courier shall be deemed to have been received two Business Days after it was sent. A Party may change its addresses by giving notice as provided above.

NOTICES & CORRESPONDENCE:

To Seller:	FirstEnergy Generation Corp., President
76 South Main St.
Akron, Ohio 44308

To Buyer:	FirstEnergy Solutions Corp., Director, Wholesale Energy Transactions
395 Ghent Road
Akron, Ohio 44333

INVOICES & PAYMENTS:

To Seller:	FirstEnergy Generation Corp., President
76 South Main St.
Akron, Ohio 44308

To Buyer:	FirstEnergy Solutions Corp., Director, Wholesale Energy Transactions
395 Ghent Road
Akron, Ohio 44333

SCHEDULING:

To Seller:	FirstEnergy Generation Corp., President
76 South Main St.
Akron, Ohio 44308

To Buyer:	FirstEnergy Solutions Corp., Director, Wholesale Energy Transactions
395 Ghent Road
Akron, Ohio 44333

VII. MISCELLANEOUS

A. Performance Excused

If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations hereunder, then, during the pendency of such Force Majeure but for no longer period, the Party affected by the event shall be relieved of its obligations insofar as they are affected by Force Majeure. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof as soon as practicable after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure. Nothing in this Section requires Seller to deliver, or Buyer to receive, Power at Delivery Points other than those Delivery Points designated under this Agreement, or relieves Buyer of its obligation to make payment under Section IV of this Agreement.

Force Majeure shall be defined as any cause beyond the reasonable control of, and not the result of negligence or the lack of diligence of, the Party claiming Force Majeure or its contractors or suppliers. It includes, without limitation, earthquake, storm, lightning, flood, backwater caused by flood, fire, explosion, act of the public enemy, epidemic, accident, failure of facilities, equipment or fuel supply, acts of God, war, riot, civil disturbances, strike, labor disturbances, labor or material shortage, national emergency, restraint by court order or other Government Authority, interruption of synchronous operation, or other similar or dissimilar causes beyond the control of the Party affected, which causes such Party could not have avoided by exercising Good Utility Practice. Nothing contained herein shall be construed to require a Party to settle any strike, lockout, work stoppage, or other industrial disturbance or dispute in which it may be involved or to take an appeal from any judicial, regulatory or administrative action.

B. Transfer of Title and Indemnification

Title and risk of loss related to the Power Supply Requirements shall transfer to the Buyer at the Delivery Points. Seller warrants that it will deliver the Power Supply Requirements to Buyer free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to the Delivery Points. Each Party shall indemnify, defend and hold harmless the other Party from and against any claims arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control and title to the Power Supply Requirements is vested in the other Party.

C. Confidentiality

Neither Party shall disclose to third parties Confidential Information obtained from the other Party pursuant to this Agreement except in order to comply with the requirements of FERC, NERC, Electric Reliability Organization, applicable regional reliability councils or Regional Entity, Regional Transmission Organization, or Government Authority. Each Party shall use reasonable efforts to prevent or limit the disclosure required to third parties under this section.

D. Further Assurances

Subject to the terms and conditions of this Agreement, each of the Parties will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and effectuate the transactions contemplated hereby.

E. Assignment

No assignment, pledge, or transfer of this Agreement shall be made by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. No prior written consent shall be required for (i) the assignment, pledge or other transfer to another company or affiliate in the same holding company system as the assignor, pledgor or transferor, or (ii) the transfer incident to a merger or consolidation with, or transfer of all (or substantially all) of the assets of the transferor, to another person or business entity; provided, however, that such assignee, pledgee, transferee or acquirer of such assets or the person with which it merges or into which it consolidates assumes in writing all of the obligations of such Party hereunder and provided, further, that either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), transfer, sell, pledge, encumber or assign such Party's rights to the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements.

F. Governing Law

The interpretation and performance of this Agreement shall be according to and controlled by the laws of the State of Ohio regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

G. Counterparts

This Agreement may be executed in two or more counterparts and each such counterpart shall constitute one and the same instrument.

H. Waiver

No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any waiver shall be effective only for the particular event for which it is issued and shall not be deemed a waiver with respect to any subsequent performance, default or matter.

I. No Third Party Beneficiaries

This Agreement shall not impart any rights enforceable by any third party other than a permitted successor or assignee bound to this Agreement.

J. Severability

Any provision of this Agreement declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement.

K. Construction

The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be a limitation. The headings used herein are for convenience and reference purposes only.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on their behalf as of October 14, 2005.

FirstEnergy Solutions Corp.

President, FirstEnergy Solutions Corp.

FirstEnergy Generation Corp.

President, FirstEnergy Generation Corp.

EXHIBIT A

FirstEnergy Generation Corp.
Monthly Charge Formula

EXHIBIT B

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the terms listed below are defined as follows:

Affiliate means, with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of the foregoing definition, control means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power or ability to direct the affairs of the affiliate.

Ancillary Services means Reactive Supply and Voltage Control from Generation Resources, Regulation and Frequency Response Service, Operating Reserve - Spinning Reserve Service, and Operating Reserve - Supplemental Service and such additional Ancillary Services as defined in the Open Access Transmission Tariff of the Transmission Provider and to the extent available from the Genco Facilities.

Business Day means any day on which Federal Reserve member banks in New York City are open for business.

Capacity means the resource that produces electric Energy, measured in megawatts.

Confidential Information means any confidential, proprietary, trade secret, critical energy infrastructure information, or commercially sensitive information relating to the present or planned business of a Party that is supplied under this Agreement, and is identified as confidential by the Party supplying the information.

Delivery Point means where Capacity, Energy, and Ancillary Services are supplied by the Seller at the point of interconnection between the Genco Facilities and the transmission facilities of Transmission Owner.

Electric Reliability Organization has the meaning given in Section 215(a)(2) of the Federal Power Act.

Emission Allowances means all present and future authorizations to emit specified units of pollutants or hazardous substances, which units are established by the Government Authority with jurisdiction over the Genco Facilities under (i) an air pollution and emissions reduction program designed to mitigate global warming, interstate or intra-state transport of air pollutants; (ii) a program designed to mitigate impairment of surface waters, watersheds, or groundwater; or (iii) any pollution reduction program with a similar purpose. Emission Allowances include allowances, as described above, regardless as to whether the Governmental Authority establishing such Emission Allowances designates such allowances by a name other than “allowances.”

Energy means electric energy delivered under this Agreement at three-phase, 60-hertz alternating current measured in megawatt hours.

FERC means The Federal Energy Regulatory Commission or its regulatory successor.

Force Majeure has the meaning given in Section VII.A.

Good Utility Practice means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice includes compliance with the standards adopted by NERC, its applicable regional councils, an Electric Reliability Organization or Regional Entity as approved by the FERC. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts, generally accepted in the region and consistently adhered to by utilities in the region.

Government Authority means any federal, state, local, municipal or other governmental entity, authority or agency, department, board, court, tribunal, regulatory commission, or other body, whether legislative, judicial or executive, together or individually, exercising or entitled to exercise any administrative, executive, judicial, policy, regulatory or taxing authority or power over Buyer or Seller.

Interest Rate means the lesser of Prime Rate plus two percent and the maximum rate permitted by applicable law.

NERC means The North American Electric Reliability Council or any superseding organization with responsibility for establishing reliability standards for the interstate grid.

Power means Capacity and/or Energy.

Prime Rate means for any date, the per annum rate of interest announced from time to time by Citibank, NA as its prime rate for commercial loans, effective for such date as established from time to time by such bank.

Regional Entity has the meaning given in Section 215(a)(7) of the Federal Power Act.

Regional Transmission Organization has the meaning given in Section 3(27) of the Federal Power Act.

Renewable Energy Attributes means any credits, offsets, benefits, or tradable instrument created by law and related to generation of Power from the Genco Facilities.

Taxes means all ad valorem, property, occupation, utility, gross receipts, sales, use, excise and other taxes, governmental charges, licenses, permits and assessments, other than taxes based on net income or net worth.

Transmission Owner means the entity that owns facilities used for the transmission of Power from the Genco Facilities.

Transmission Provider means the utility or utilities, including Regional Transmission Organizations, transmitting Power on behalf of Buyer from the Delivery Point(s) under this Agreement.

Transmission Provider OATT means the Open Access Transmission Tariff, Open Access Transmission and Energy Markets Tariff, or any other tariff of general applicability on file at the FERC under which the Transmission Provider offers transmission service.

EXHIBIT C
NDC in kW
Genco Facilities

FirstEnergy
GENERATION CAPABILITIES

PLANT NAME	UNIT #	YEAR IN- SERVICE	NAMEPLATE RATINGS (KW)	NET DEMONSTRATED CAPABILITY (KW)

ASHTABULA	5	1958	256,000	244,000
ASHTABULA Total			256,000	244,000

BAY SHORE	1	1955	140,625	136,000
BAY SHORE	2	1959	140,625	138,000
BAY SHORE	3	1963	140,625	142,000
BAY SHORE	4	1968	217,600	215,000
BAY SHORE	CT	1967	16,000	17,000
BAY SHORE Total			655,475	648,000

R.E. BURGER	3	1950	103,500	94,000
R.E. BURGER	4	1955	156,250	156,000
R.E. BURGER	5	1955	156,250	156,000
R.E. BURGER	EMD (3)	1972	7,500	7,000
R.E. BURGER Total			423,500	413,000

EASTLAKE	1	1953	123,000	132,000
EASTLAKE	2	1953	123,000	132,000
EASTLAKE	3	1954	123,000	132,000
EASTLAKE	4	1956	208,000	240,000
EASTLAKE	5	1972	680,000	597,000
EASTLAKE	CT	1973	32,000	29,000
EASTLAKE Total			1,289,000	1,262,000

EDGEWATER	CT (2)	1973	57,600	48,000
EDGEWATER Total			57,600	48,000

LAKESHORE	18	1962	256,000	245,000
LAKESHORE	EMD (2)	1966	4,000	4,000
LAKESHORE Total			260,000	249,000

MAD RIVER	CT(2)	1972	54,000	60,000
MAD RIVER Total			54,000	60,000

MANSFIELD	1	1976	913,750	780,000
MANSFIELD	2	1977	913,750	780,000
MANSFIELD	3	1980	913,750	800,000
MANSFIELD Total			2,741,250	2,360,000

RICHLAND	CT1-3	1967	45,000	42,000
RICHLAND	CT 4-6	2001	390,000	390,000
RICHLAND Total			435,000	432,000

SAMMIS	1	1959	190,400	180,000
SAMMIS	2	1960	190,400	180,000
SAMMIS	3	1961	190,400	180,000
SAMMIS	4	1962	190,400	180,000
SAMMIS	5	1967	334,050	300,000
SAMMIS	6	1969	680,000	600,000
SAMMIS	7	1971	680,000	600,000
SAMMIS	EMD (5)	1972	12,500	13,000
SAMMIS Total			2,468,150	2,233,000

SENECA	1	1970	220,000	210,000
SENECA	2	1970	220,000	195,000
SENECA	3	1970	29,000	30,000
SENECA Total			469,000	435,000

STRYKER	CT	1968	19,000	18,000
STRYKER Total			19,000	18,000

SUMPTER	CT 1-4	2002	340,000	340,000
SUMPTER Total			340,000	340,000

WEST LORAIN	CT 1A & 1B	1973	130,600	120,000
WEST LORAIN	CT 2-6	2001	425,000	425,000
WEST LORAIN Total			555,600	545,000

Total			10,023,575	9,287,000